Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

ENTERED INTO as of September 13, 2017.

BETWEEN:

BIOAMBER INC., a corporation duly incorporated in Delaware, having a corporate office located at 1250 Rene-Levesque West, Suite 4310, Montreal, Quebec, H3B 4W8, represented for the purposes hereof by Mr. Ray Land, its Chairman of the Board, duly authorized as he so declares;

(hereinafter referred to as the "Corporation")

AND:	MR. RICHARD ENO, residing and domiciled at 31 York Rd, Winchester, Massachusetts, 01890; (hereinafter referred to as the "Employee")

WHEREAS the Corporation wishes to employ the Employee as its Chief Executive Officer;

WHEREAS the Employee wishes to act as the Chief Executive Officer of the Corporation;

WHEREAS the parties hereto wish to determine the terms and conditions pertaining to the employment of the Employee;

THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

1.	EMPLOYMENT
1.1.

The Employee shall serve as Chief Executive Officer of the Corporation and of its affiliates, and perform the functions and duties attached to such position in all of the Corporation’s sectors of activity, as well as the tasks and duties that the Board of directors may delegate to the Employee from time to time.

1.2.

The Employee shall be appointed as a Board member of the Corporation, effective concurrently with the beginning of the Employee’s employment with the Corporation as indicated in Section 9.1 of this Agreement and for so long as the Employee shall serve as Chief Executive Officer of the Corporation. The Employee undertakes to resign as a member of the Board of Directors of the Corporation upon termination for any reason of the Employee’s employment as Chief Executive

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Exhibit 10.1

Officer of the Corporation, unless otherwise agreed by the Board of directors.
2.	REMUNERATION
2.1.	In consideration of the Employee’s services pursuant to this Agreement, the Corporation shall:
2.1.1.	pay to the Employee, no less than $19,230.77 bi-weekly which annualizes to $500,000.00, as annual gross base salary, in accordance with the Corporation's remuneration policies;
2.1.2.

review and increase the annualized gross base salary described in section 2.1.1 at the end of each fiscal year end, such salary adjustment being at the discretion of the Board of Directors of the Corporation.  The salary adjustment is subject to the terms and conditions of the Corporation’s remuneration policies;

2.1.3.

pay to the Employee, in the first quarter of each fiscal year, a target cash bonus of 70% of the then gross base salary provided in Section 2.1.1. and Section 2.1.2., based on the Employee’s and the Corporation’s performance during the previous fiscal year, such performance evaluation and bonus determination being at the discretion of the Board of Directors of the Corporation.  The cash bonus is subject to the terms and conditions of the Corporation’s performance bonus plans.  Employee shall be eligible to receive a pro-rated target cash bonus for the fiscal year ending December 31, 2017.

3.	STOCK OPTIONS AND OTHER LONG TERM INCENTIVE
3.1.

The Corporation has granted to the Employee 500,000 options pursuant to its Stock Option and Incentive Plan, giving the Employee the right to acquire 500,000 shares of Common Stock of the Corporation at a price per share to be determined in accordance with the terms of the Equity Grant Award Policy of the Corporation.  The Corporation also undertakes to grant to the Employee another tranche of 500,000 options, as of March 1, 2018, giving the Employee the right to acquire 500,000 shares of Common Stock of the Corporation at a price per share to be determined in accordance with the terms of the Equity Grant Award Policy of the Corporation.  All options granted to the Employee will vest on a monthly basis over a period of thirty-six (36) months following each grant date as per the Equity Grant Award Policy of the Corporation, the whole according to and subject to the terms and conditions of the Corporation’s Stock Option and Incentive Plan, its other applicable policies and the applicable rules and regulations of the Securities and Exchange Commission and of the New York Stock Exchange.

3.2.

As additional consideration for the Employee’s services pursuant to this Agreement, the Corporation shall grant the Employee, in the first quarter of each fiscal year (the first grant should be expected to be following the fiscal year end of the Corporation which will terminate on December 31, 2018), stock options to purchase shares in

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Exhibit 10.1

the Corporation or restricted stock units or other similar long term incentive, based on the Employee’s and the Corporation’s performance during the previous fiscal year, such grant of stock options or other securities and their related terms and conditions being at the discretion of the Board of Directors of the Corporation.  All grants of securities shall be in accordance with the Corporation’s Stock Option and Incentive Plan.

4.	FRINGE BENEFITS, DEFENSE & INDEMNIFICATION
4.1.

The Employee shall be entitled, as an employee of the Corporation, to the insurance and benefits (including any health, dental, accident, disability and life insurance) approved from time to time by the Board of Directors of the Corporation for its employees generally, as well as any employee benefit plans or policies that the Corporation provides for its executives, officers and directors, generally.

4.2.	The Corporation confirms to the Employee that the indemnification provisions contained in Article V of the Corporation’s by-laws will apply to the Employee, to the fullest extent permitted by law.
5.	EXPENSES
5.1.

The Corporation agrees to reimburse the Employee, for all the reasonable fees, expenses and disbursements incurred by the Employee in the performance of his duties, on behalf and for the benefit of the Corporation, in accordance with the applicable Corporation’s policies, including all expenses and disbursements incurred in connection with travel between Employee’s primary work location in Massachusetts and the Corporation’s offices in Montreal and elsewhere.  The Employee shall submit to the Corporation a periodic report together with supporting documents concerning the fees, disbursements and expenses incurred by the Employee in the performance of his duties during the said period.

5.2.

The Corporation agrees to reimburse all reasonable costs incurred by the Employee for its moving expenses in the event that the Corporation and Employee mutually agree that Employee relocate outside of his current location (reimbursement will cover the packing, transportation and unpacking of the personal belongings of the Employee and his family).

6.	UNDERTAKINGS OF THE EMPLOYEE
6.1.	The Employee undertakes, during the term of this Agreement:
6.1.1.	on a full-time basis, to devote and to use all his efforts and professional knowledge in the exercise of his functions; and
6.1.2.	to act at all times within the scope of his employment and in the best interests of the Corporation, to perform his duties to the best of his ability, faithfully,

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Exhibit 10.1

honestly and diligently and to conform at all times to the instructions and directives that may be given to the Employee by the Board of directors of the Corporation.
6.1.3.

Nothing herein shall prohibit Employee from engaging in civic and/or charitable activities to a reasonable extent, provided such activities do not unreasonably interfere with Employee’s duties and responsibilities hereunder.

7.	INTELLECTUAL PROPERTY
7.1.	The Employee hereby:
7.1.1.

transfers and assigns to the Corporation, without any compensation other than the remuneration provided in Section 2 hereof, all property rights he might own on all documents or works done by the Employee, alone or in collaboration, in the framework of the services rendered pursuant to this Agreement (the “Works”), and more particularly, but without limitation, all property rights on any material support of the Works and all intellectual property rights on the Works;

7.1.2.	renounces to any right, and more particularly, but without limitation, to any intellectual property rights which may arise during the execution of the Works, including any moral rights; and
7.1.3.

agrees that the Corporation may dispose of or modify the Works and the rights pertaining to the Works, at its sole discretion, and without any obligation on its part to consult, notify or compensate the Employee.

8.	VACATION
8.1.

The Employee shall be entitled to four (4) weeks of vacation per year, in addition to the applicable statutory holidays, the duration of which and the dates of which shall be established reasonably and professionally managed by the Employee taking into account his functions and duties.  The vacation days are prorated for the first year of service.  If the Employee has not used the vacation to which he is entitled during a holiday-year, the non-used vacation days cannot be transferred to the next year.

9.	TERM
9.1.	Unless otherwise mutually agreed, the Employee’s employment with the Corporation will begin no later than September 18, 2017, and continue in force for an undetermined period thereafter.
9.2.	Subject to Section 9.6 hereof, the Employee shall have the right to terminate this Agreement at any time by giving a three (3) month written notice to this effect to the Corporation.

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Exhibit 10.1

9.3

Subject to Sections 9.4 and 9.5 hereof, in the event that the Corporation terminates the employment of the Employee for any reason whatsoever, the Employee shall be entitled to receive the following as severance payment in lieu of notice:

9.3.1

an amount equal to 18 months of Employee’s then current gross base salary (as set out in Section 2.1.1, or as may be adjusted upwards pursuant to Section 2.1.2.), plus the targeted bonus pursuant to subsection 2.1.3 during such period;

9.3.2	continuation of the fringe benefits described in Section 4.1 for a period of 12 months following the date of termination;
9.3.3	immediate vesting of those stock options granted to the Employee having a vesting date within the twelve (12) months following the date of termination;

(collectively, the “Severance Payment”), which Severance Payment shall be inclusive of any amount specifically required to be paid to the Employee pursuant to any applicable labor law (the “Statutory Indemnity”), unless the Statutory Indemnity involves a payment greater than the Severance Payment, in which case the total severance payment due and payable to the Employee pursuant to this Section 9.3 shall be equal to the Statutory Indemnity.

9.4

For the purposes of this Section 9.4, “Change in Control” means (a) the sale of all or substantially all of the assets of Corporation, (b) the merger of the Corporation with another entity, or (c) the sale, assignment, transfer or issuance of shares of the Corporation such that one shareholder either (i) holds 50% plus one shares of the issued shares of Corporation or (ii) has the right to appoint a majority of the directors to the Board of the Corporation. In the event of a Change in Control and if the Corporation elects to terminate this Agreement within six (6) months before or after said Change in Control, the Employee shall be entitled to receive the following:

9.4.1

an amount equal to 24 months of Employee’s then gross base salary (as set out in Section 2.1.1, or as may be adjusted upwards pursuant to Section 2.1.2.),), plus the targeted bonus pursuant to subsection 2.1.3 during such period;

9.4.2	continuation of the fringe benefits described in Section 4.1 for a period of 18 months following the date of termination;
9.4.3	immediate vesting of all stock options granted to the Employee;

(collectively, the “CIC Payment”). The CIC Payment shall be inclusive of any amount specifically required to be paid to the Employee pursuant to any applicable labor law (the “Statutory Indemnity”), unless the Statutory Indemnity involves a payment greater than the CIC Payment, in which case the total severance payment due and payable to the Employee pursuant to this Section 9.4 shall be equal to the Statutory Indemnity.

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Exhibit 10.1

9.5	This Agreement shall terminate:
9.5.1

upon the termination of the employment of the Employee resulting from (i) the commitment by the Employee of any act of embezzlement, fraud or similar conduct involving the Corporation, and/or (ii) the commission of any indictable offence by the Employee and/or (iii) the persistent failure of Employee to perform his duties hereunder after notices to do so by the Corporation, or

9.5.2	upon the death of the Employee,

in any case without any severance payment in lieu of notice being due.

9.6

“Good Reason” shall mean the occurrence of one or more of the following events without Employee’s written consent: (A) a material diminution of Employee’s authority, duties, or responsibilities; (B) an involuntary reduction in Employee’s annual base salary and/or annual bonus target; (C) relocation of Employee’s primary work location to a location more than 50 miles from Employee’s current location in Massachusetts; or (D) the Corporation’s material breach of the terms of this Agreement.

9.6.1

The Employee may terminate his employment for Good Reason only if (A) Employee provides the Corporation with written notice of Good Reason, including a reasonable explanation of the condition alleged to give rise to Good Reason, within a period not to exceed 60 days after the occurrence of the condition(s) alleged to give rise to Good Reason, (B) the Corporation fails to remedy the condition within 30 days of such notice.

9.6.2	Upon termination of employment by the Employee for Good Reason, Employee shall be entitled to receive the Severance Payment as set forth in Section 9.3 of this Agreement.
9.6.3

Upon termination of employment by the Employee for Good Reason within six (6) months before or after said Change in Control, the Employee shall be entitled to receive the CIC Payment as set forth in Section 9.4 of this Agreement.

9.6.4

The Employee acknowledges and agrees that the fact the Corporation has employed him as Chief Executive Officer of the Corporation rather than as President and Chief Executive Officer of the Corporation does not constitute a Good Reason and accordingly, the Employee irrevocably waives the right to so claim.

10.	CONFIDENTIALITY AND NON-COMPETITION
10.1

The Employee agrees (i) that he shall not, as long as he is employed by the Corporation and for a period of ten (10) years thereafter, disclose and/or reveal in any manner whatsoever and to whomever, confidential information obtained during

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Exhibit 10.1

his employment on and about the business of the Corporation and its affiliated companies, (ii) to maintain the confidentiality of this information and to prevent any inopportune disclosure including but not limited to, information regarding the financial situation of the Corporation and its affiliated companies, their operations and their projects of operation, and undertakes not to use for his own benefit or for purposes other than those of the Corporation and its affiliated companies, to the detriment of the Corporation and its affiliated companies, any information thus obtained.  The disclosure of confidential information shall be restricted to the officers, directors and shareholders and, on a need to know basis, employees, agents and professional advisors of the Corporation and of its affiliated companies. Any confidentiality undertaking made under this subsection shall continue to be in full force after the termination of this Agreement. The confidentiality undertakings provided in this section shall not apply to information that: i) is already known to the Employee without having been obtained from the Corporation or its affiliated companies, directly or indirectly, ii) was in the public domain before its disclosure to the Employee, iii) becomes in the public domain after its disclosure to the Employee without breach of any obligation under this Agreement, and iv) is required to be disclosed by operation of law or a judicial order.

10.2

The Employee agrees, for so long as he is employed by the Corporation and, until the expiry of a period of twelve (12) months thereafter, that he shall not, directly or indirectly, alone or through a company, or jointly with any person, firm, corporation, partnership, company or other business organization whether as principal or as agent, mandater, mandatory, officer, partner, director, employee, consultant, shareholder or in any other manner except for the benefit and in the interests of the Corporation or its affiliated companies:

10.2.1

encourage or attempt to bring any person employed by the Corporation or any of its affiliated companies to leave his employment with the Corporation or its affiliated companies or hire, directly or indirectly, any such employees; and

10.2.2

be involved in or carry on a business engaged in, involved in or interested in the Corporation’s (and/or their affiliates) current or future sectors of activities, being currently related to the development, production and sale of biobased succinic acid and butanediol products, within the territories in which the Corporation and its affiliates do business; without limiting the preceding, the following entities will be deemed to be involved in the Corporation’s sectors of activities for the purposes of the application of this section 10.2: DSM, Roquette, Reverdia, Myriant, Corbion, BASF, Succinity, Genomatica, PTT Group (including PTTMCC BioChem), Mitsubishi Chemical Corporation and GranBio; for clarity, nothing in this clause would prevent the Employee from working for one of these entities in any field whatsoever, except in their business units involved in the field of biobased succinic acid and/or butanediol products.

10.3	The Employee acknowledges that his failure to respect his undertakings and

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Exhibit 10.1

obligations mentioned in 10.1 and 10.2 would be detrimental to the Corporation so as to justify, without prejudice to any other recourse of the Corporation, an injunction and a seizure before judgment, all recourses of the Corporation being cumulative and non-alternative.

10.4

The Employee acknowledges and agrees that all the restrictions contained in 10.1 and 10.2 are reasonable and valid, in particular in respect of their duration, their scope and the persons they affect, and that these restrictions are essential in order to allow the Corporation and its affiliated companies to adequately protect their position in the field in which they carry on business and operate.

11.	ASSIGNMENT
11.1

Except in the event of a merger or change in control involving the Corporation, the Corporation may not transfer or assign in whole or in part its rights and obligations hereunder without the prior written consent of the Employee. The Employee may not transfer or assign in whole or in part its rights and obligations hereunder.

12.	PREAMBLE
12.1	The preamble forms an integral part of this Agreement.
13.	NOTICES
13.1

Any notice or other communication which is required or permitted to be given hereunder shall be given in writing and shall be deemed properly given when delivered to its recipient, either by bailiff, by courier, messenger or by mail, or by fax or e-mail, in which latter case said notice shall immediately thereafter be confirmed by mail copy, when sent to the addresses set out on the first page hereof.

13.2

Any notice sent in accordance with this Agreement shall be deemed to be received by its recipient at the time of its delivery, if delivered by courier, messenger or by bailiff, or the fifth (5th) business day following its sending by mail, or the business day after its sending by e-mail or fax.  However, if ordinary postal service is interrupted and such interruption is by reason of force majeure, the party sending said notice shall use a service that has not been interrupted or send said notice by courier or messenger to ensure prompt delivery of same.  Any change of address may be given in the manner above described.

14.	ARBITRATION PROVISION
14.1	This Agreement shall in all respects be interpreted in accordance with and its performance governed by the laws applicable in the state of Delaware without regard to any principle of conflict of laws.
14.2

Any disputes which cannot be amicably resolved between the parties shall be settled by arbitration in the city of Montreal as follows according to the Rules of the International Chamber of Commerce (ICC):

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Exhibit 10.1

i.	The arbitration shall take place in the city of Montreal, according to the laws applicable in the state of Delaware.
ii.	The decision of arbitration shall be final. Enforcement of the award may be requested by either party through application to any court having jurisdiction.
15.	GENERAL PROVISIONS
15.1	The parties agree to sign all documents and to do all things required to give effect to the provisions of this Agreement.
15.2	All amounts referred to in this Agreement are so in US Dollars (US$).
15.3

The waiver by a party hereto to the breach of any provision of this Agreement by the other party shall not prevent said party from exercising any of its rights as a result of a subsequent breach of said provision or of any other provision of this Agreement.  A waiver by a party to any provision of this Agreement shall be made in writing; otherwise it shall not be deemed to be a waiver.

15.4

This Agreement expresses the entire agreement between the parties hereto with respect to all matters contained herein and supersedes any other agreement, proposal, representation, negotiation, oral or written, among the parties concerning such matters, including without limitation, the Employment Agreement entered into by the parties dated as of September 11, 2017.

15.5	The headings and captions contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation hereof.
15.6

The invalidity of all or any part of any section of this Agreement shall not render invalid the remainder of that section or of this Agreement.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted and enforced only to the extent that such provision is enforceable.

15.7	Any modification, amendment or qualification hereof shall be null and void and shall not be binding upon any party unless recorded by written instrument duly signed by the parties hereto.
15.8	This Agreement may be executed in one or more counterparts, each of which so executed shall constitute an original and all of which together shall constitute one and the same Agreement.
15.9

Subject to section 14, each of the parties attorns and submits to the non-exclusive jurisdiction of the courts of the state of Delaware with respect to any matter or dispute pertaining to this Agreement.

15.10	This Agreement shall be binding upon and enure to the benefit of the parties hereto together with their respective heirs, executors, successors and permitted assigns.

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Exhibit 10.1

IN WITNESS WHEREOF, THE PARTIES HAVE SIGNED THIS AGREEMENT AT THE PLACE AND AT THE DATE HEREINABOVE FIRST MENTIONED.

BIOAMBER INC.

Per:	/s/ Raymond Land
RAY LAND

/s/ Richard P. Eno
RICHARD ENO

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